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                                                                         424(B)3
                                                                        33-54909

                                    [LOGO]

P R O S P E C T U S



                       MARINE DRILLING COMPANIES, INC.

            12,619,235 SHARES OF COMMON STOCK, $.01 PAR VALUE


     This Prospectus covers 12,619,235 shares (the "Shares") of Common
Stock, par value $.01 per share ("Common Stock"), of Marine Drilling Companies, Inc. (the "Company"). The Shares are outstanding shares of Common Stock owned by the persons named in this Prospectus under the caption "Selling Stockholders." The Company will receive no part of the proceeds of any sales made hereunder. See "Use of Proceeds."

     The Common Stock may be offered from time to time in one or more transactions (including block transactions) on the Nasdaq Stock Market, in the over-the-counter market, through negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. See "Plan of Distribution."

     The Common Stock is traded on the Nasdaq Stock Market. On March 15, 1996, the last reported sale price of the Common Stock on the Nasdaq Stock Market was $8 per share.

     SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
         HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
            SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
             ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                  TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  --------------------------------------


              The date of this Prospectus is March 18, 1996

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NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION
OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING STOCKHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES COVERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER OR SOLICITATION BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS AT ANY TIME NOR ANY SALE MADE HEREUNDER SHALL IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                              AVAILABLE INFORMATION

     The Company is subject to the informational filing requirements of the Securities Exchange Act of 1934, as amended, (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the SEC's Regional Offices located at Seven World Trade Center, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained by mail from the Public Reference Branch of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material may also be inspected at the offices of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

     This Prospectus constitutes a part of a Registration Statement on Form
S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the SEC under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is hereby made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the SEC (File No. 0-18309) pursuant to the Exchange Act are incorporated herein by reference:

     1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 and
     2.   Current Report on Form 8-K dated March 18, 1996.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents which are incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Any such requests should be directed to Marine Drilling Companies, Inc., One Sugar Creek Center Blvd, Suite 600, Sugar Land, Texas 77478-3556, Attention: Investor Relations (telephone: 713-243-3000).


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                                THE COMPANY

     The Company, through its predecessors, has been engaged since 1966 in offshore contract drilling of oil and gas wells for independent and major oil and gas companies. The Company currently operates in the U.S. Gulf of Mexico and offshore India. As of March 18, 1996, the Company operated a fleet of thirteen mobile offshore jack-up drilling rigs, consisting of four independent leg cantilever jack-ups and nine mat supported jack-ups. At that time, twelve of the Company's rigs were located in the U.S. Gulf of Mexico and one was in India.

     The Company was incorporated in Texas in January 1990. The principal executive offices of the Company are located at One Sugar Creek Center Blvd, Suite 600, Sugar Land, Texas 77478-3556 and the telephone number of such offices is (713) 243-3000. References to the "Company" herein include Marine Drilling Companies, Inc. and its subsidiaries unless the context otherwise requires.

                                  RISK FACTORS

     PROSPECTIVE PURCHASERS OF THE SHARES OF COMMON STOCK OFFERED HEREBY
SHOULD CAREFULLY CONSIDER ALL OF THE INFORMATION SET FORTH OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, ESPECIALLY THE FACTORS DESCRIBED IN THE FOLLOWING PARAGRAPHS.

DEPENDENCE ON OIL AND GAS INDUSTRY

     The Company's operations are largely dependent upon the levels of activity in oil and natural gas exploration, development and production. Such activity levels are affected by trends in oil and natural gas prices. Historically, the prices for oil and natural gas have been volatile and are subject to wide fluctuations in response to changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of additional factors beyond the control of the Company. It is impossible to predict future oil and natural gas price movements with any certainty. Any prolonged reduction in oil and natural gas prices, however, will depress the level of exploration, development and production activity and result in a corresponding decline in the demand for the Company's services and, therefore, have a material adverse effect on the Company's revenues and profitability.

     Historically, the offshore contract drilling industry has been cyclical with periods of high demand and high day rates followed by periods of low demand, excess rig supply and low day rates. For a number of years, depressed oil and natural gas prices and an oversupply of rigs have adversely affected the offshore drilling market, particularly in the Gulf of Mexico, where the prolonged weakness and uncertainty in demand for and, the price of, natural gas resulted in a significant decline of exploration and production activities. Beginning in May 1995, demand for jack-up rigs in the U.S. Gulf of Mexico improved, but the Company cannot predict whether the improvement represents a long term trend or another short term cycle. Regardless of the demand existing at any point in time, competitors could move additional rigs into the markets in which the Company operates. Moreover, there are additional non-marketed rigs stacked in the U.S. Gulf of Mexico which, subject to some expenditure, could be reactivated to meet an increase in demand for drilling rigs in the Company's markets. Such movement or reactivation could depress pricing levels and adversely affect the supply and demand relationship in the Company's markets.

OPERATING RISKS

     Contract drilling operations are subject to various risks, including blowouts, cratering, fires and explosions, each of which could result in damage to or destruction of drilling rigs and oil and gas wells, damage to life and property, suspension of operations, and environmental damage through oil spillage and extensive uncontrolled fires. The Company's drilling equipment also is subject to hazards inherent in marine operations, such as capsizing, grounding, collision, damage from weather or sea conditions or unsound location. The Company currently maintains insurance coverage it believes to be customary in the industry against certain general and marine public liabilities, including liabilities for personal injuries. Except in limited circumstances, this insurance does not cover liability for pollution or environmental damage that originates below the water surface, although the Company is generally indemnified against


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such pollution and environmental liabilities by its customers.  There can be no assurance, however, that such insurance or indemnification will be adequate to protect the Company against liability from all consequences of well disasters, extensive fire damage or damage to the environment or that the Company will be able to maintain adequate insurance in the future at rates it considers reasonable. Such liabilities, if not covered by insurance or a third party indemnification, could have a material adverse effect on the Company.

CONCENTRATION OF OPERATIONS IN CERTAIN MARKETS

     The Company historically has operated its offshore drilling rigs in the U.S. Gulf of Mexico and the Bay of Campeche offshore Mexico. As of March 18, 1996, twelve of the Company's thirteen rigs were located in the U.S. Gulf of Mexico. As a result of this geographic concentration, a decrease in the demand for offshore drilling rigs in the U.S. Gulf of Mexico could have a material adverse effect on the Company even if demand for offshore drilling rigs in other areas of the world is not adversely affected.

     The Company has three rigs which are currently suitable for operations in selected international waters and the Company's other rigs could, with certain modifications, be capable of working in other international markets.
The Company's rigs, however, are not suitable for those areas that require hostile environment capabilities, such as the North Sea, or in deep waters in excess of 200 to 300 feet. The Company currently intends to expand its drilling operations in India and in other foreign markets. Operations in foreign countries generally are subject to various risks attendant to doing business outside the United States, including risks of war, general strikes, civil disturbances, guerilla activity, currency fluctuations and devaluations and governmental activities that may limit or disrupt markets, restrict payments or the movement of funds or result in the deprivation of contract rights or the taking of property without fair compensation. No prediction can be made as to what foreign governmental regulations may be enacted in the future that could be applicable to the drilling industry.

COMPETITION

     The offshore drilling market is highly competitive and no one competitor is dominant. There has been a prolonged period of intense price competition during which many rigs have been idle for long periods of time. While some drilling contractors have gone out of business, sought protection under the bankruptcy laws or consolidated with other contractors, the industry remains fragmented, and the Company believes that bidding for drilling contracts will remain highly competitive for the foreseeable future. Many of the Company's competitors are larger, or are subsidiaries of larger companies, and have a greater diversity of rigs and greater financial resources than the Company. These factors may enable those competitors to better withstand industry downturns, compete on the basis of price, build new rigs or acquire existing rigs that become available for purchase.

NET LOSSES AND FUTURE PROFITABILITY

     The Company reported a net loss of $4.0 million for the year ended December 31, 1995. The Company's financial results in the future will depend primarily on the utilization and day rates of the rigs operated by the Company and the cost of such operations. Although demand for drilling services has improved recently, an oversupply of rigs has existed since the early 1980's and has led to intense price competition among drilling contractors. There can be no assurance that the Company's operating results will improve in future periods.

LIMITATIONS ON THE AVAILABILITY OF THE COMPANY'S NET OPERATING LOSS
CARRYFORWARDS

     Sales of a significant number of shares of Common Stock by the Company's principal stockholders, changes in the ownership of such principal stockholders or the issuance of additional voting stock by the Company over a specified period could result in an ownership change under Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"). A change in ownership under Section 382 of the Code would limit the Company's ability to use its remaining net operating losses against its future net income and could result in the Company owing materially higher federal income taxes in a given year than it would


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

otherwise have owed. Further, the Company has taken the position that the recapitalization effected in 1992 (the "Recapitalization") did not cause an ownership change under Section 382 of the Code. There can be no assurance however, that an ownership change will not be deemed to have occurred as a result of such recapitalization. If an ownership change were determined to have occurred as a result of the recapitalization, the Company's ability to use its remaining net operating losses against its future net income would be substantially limited.

SIGNIFICANT SHAREHOLDER

     As of the date of this Prospectus, Warburg, Pincus Capital Company,
L.P. ("Warburg") owned approximately 25% of the Company's outstanding Common Stock. Pursuant to a shareholders' agreement with the Company, Warburg has the right to designate two nominees to the Company's board of directors as long as it owns at least 15% of the outstanding Common Stock and one nominee as long as it owns at least 5% of the outstanding Common Stock. As of the date of this Prospectus, two of the Company's nine directors were affiliated or associated with Warburg. Through its substantial interest in the Company, Warburg has the ability to influence the election of other members of the Company's Board of Directors and has the ability to exercise a significant degree of influence or control over the management of the Company.

ENVIRONMENTAL MATTERS

     GENERAL

     The Company is subject to numerous domestic and foreign governmental regulations that relate directly or indirectly to its operations, including certain regulations (a) controlling the discharge of materials into the environment, (b) requiring removal and cleanup under certain circumstances, (c) requiring the proper handling and disposal of waste materials, or (d) otherwise relating to the protection of the environment. For example, the Company, as an operator of mobile offshore drilling rigs in waters of the United States and certain offshore areas, may be liable for damages and for the cost of removing oil spills for which it is held responsible, subject to certain limitations. Laws and regulations protecting the environment have become more stringent in recent years and may, in certain circumstances, impose "strict liability," rendering a company liable for environmental damage without regard to negligence or fault on the part of such company. Such laws and regulations may expose the Company to liability for the conduct of or conditions caused by others or for acts of the Company that were in compliance with all applicable laws at the time such acts were performed. The application of these requirements or the adoption of new requirements could have a material adverse effect on the Company. The Company believes that it has conducted its operations in substantial compliance with all applicable environmental laws and regulations.

GOVERNMENTAL REGULATION

     The Company's business is affected by political developments and by federal, state, foreign and local laws and regulations that relate directly to the oil and gas industry. The adoption of laws and regulations curtailing exploration and developmental drilling for oil and gas for economic, environmental or other policy reasons would and have adversely affected the operations of the Company by limiting available drilling opportunities for its customers and/or increasing the costs of such activities to the Company or its customers. The Company believes that it has conducted its operations in substantial compliance with applicable governmental laws and regulations.

DEPENDENCE ON KEY PERSONNEL

     The Company believes that its operations are dependent to some degree upon a relatively small group of its management personnel, the loss of any of whom could have a material adverse effect on the Company. The Company attempts to minimize this risk through the use of incentive plans designed to retain key employees.

     Crew quality is an important factor considered by the customer in selecting a rig. If demand for drilling services were to increase rapidly, a shortage of experienced, qualified personnel may become a factor in the offshore drilling industry.

SHARES AVAILABLE FOR SALE

     The 12,619,235 shares of Common Stock to which this Prospectus relates and which are available for immediate resale by the Selling Stockholders represent approximately 29% of the outstanding shares of Common Stock as of March 18, 1996. Sales of substantial amounts of the Common Stock by the Selling Stockholders could adversely affect the price of and market for the Common Stock.

LIMITED FOREIGN OWNERSHIP

     The Company's Restated Articles of Incorporation contain limitations upon the percentage of outstanding Common Stock that can be owned by persons who are not United States citizens within the meaning of certain U.S. statutes relating to the ownership of U.S. flag vessels. At present, applying the statutory requirements, the Restated Articles of Incorporation would prohibit more than 48% of the outstanding Common Stock from being owned by non-U.S. citizens. These restrictions may at times preclude the transfer or issuance of Common Stock to non-U.S. citizens and thus restrict the available market for resales of shares of Common Stock and for the issuance of shares by the Company.

                                 USE OF PROCEEDS

     Each Selling Stockholder will receive all of the net proceeds from the sale of the Shares owned by such Selling Stockholder and offered hereby. The Company will not receive any of the proceeds from the sale of the Shares offered hereby.

                              SELLING STOCKHOLDERS

     The following table sets forth as of the date indicated the number of shares of Common Stock owned by each of the Selling Stockholders and the number of shares of common stock which are being offered for sale by each of the Selling Stockholders. The shares offered for sale constitute all of the shares of Common Stock (other than 105,655 of the shares owned by Mr. Keyes) known to the Company to be beneficially owned by the Selling Stockholders.

                                                 SHARES OWNED
                                                     AS OF
SELLING STOCKHOLDERS                            MARCH 18, 1996  SHARES OFFERED
--------------------                            --------------  --------------
Warburg, Pincus Capital Company, L.P. (1). . . .  11,091,120      11,091,120

William O. Keyes (2) . . . . . . . . . . . . . .   1,633,770       1,528,115

______________
    (1) The sole general partner of Warburg is Warburg, Pincus & Co., a New York general partnership ("WP"). E.M. Warburg, Pincus & Co., Inc. ("EMW"), through a wholly-owned subsidiary, manages Warburg. WP owns all of the outstanding stock of EMW and, as the sole general partner of Warburg, has a 20% interest in the profits of Warburg. EMW owns .9% of the limited partnership interests in Warburg. Lionel I. Pincus is the managing partner of WP and may be deemed to control it.

    (2) As of March 18, 1996, Mr. Keyes was Chairman of the Board, Chief Executive Officer, President and Director of the Company. Mr. Keyes has indicated that he will retire from the Company and its board of directors effective May 9, 1996.


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

     Warburg, Mr. Keyes and other parties obtained registration rights pursuant to a Registration Rights Agreement entered into in connection with the consummation of the Recapitalization. In connection with the Registration Rights Agreement, the Company agreed, among other things, to use its best efforts to file the Registration Statement.

     Pursuant to the Registration Rights Agreement, the Company has agreed to pay all expenses in connection with the registration and sale of the Shares, except that fees and expenses of any underwriter, dealer, broker or agent allocable to sales of the Shares and fees and expenses of counsel for the Selling Stockholders will be borne by the Selling Stockholders. In addition, the Company has agreed to indemnify the Selling Stockholders and each such underwriter against certain liabilities, including liabilities under the Securities Act. The Registration Rights Agreement is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     In connection with the Recapitalization, the Company, Warburg, Mr. Keyes and others entered into a Shareholders' Agreement, all of the provisions of which have been terminated except for Warburg's continuing right to nominate directors. See "Risk Factors."

                              PLAN OF DISTRIBUTION

     The Selling Stockholders may sell any Shares offered hereunder from time to time in one or more transactions (including block transactions in which a Selling Stockholder is the seller) on the Nasdaq Stock Market or in the over-the-counter market. The Selling Stockholders may also sell shares in special offerings, exchange distributions or secondary distributions in accordance with the rules of the Nasdaq Stock Market, in negotiated transactions, including through the writing of options on shares of the Common Stock (whether such options are listed on an options exchange or otherwise), or otherwise. The Selling Stockholders may effect such transactions by selling shares of the Common Stock to or through underwriters, dealers, brokers or agents. Such underwriters, dealers, brokers or agents may sell such shares to purchasers in one or more transactions (including block transactions) on the Nasdaq Stock Market or otherwise. Any sales may be made at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Without limiting the foregoing, brokers may act as dealers by purchasing any and all shares of the Common Stock covered by this Prospectus either as agents for others or as principals for their own accounts and reselling such shares pursuant to this Prospectus. Such brokers will receive compensation from the Selling Stockholders in the form of commissions or discounts and may receive compensation from purchasers of the Common Stock for whom they may act as agent or to whom they may sell as principal in the form of commissions or discounts. The Selling Stockholders and any underwriters, dealers, brokers or agents that participate in the sale of such shares may be deemed to be underwriters, and any profit on the sale of such shares by the Selling Stockholders and any discounts, commissions or concessions received by any such underwriter, dealer, broker or agent may be deemed to be underwriting discounts or commissions under the Securities Act. Furthermore, Warburg may elect to distribute some or all of the Shares held by them to its partners.

     There can be no assurances that the Selling Stockholders will sell any or all of the Shares offered hereunder.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The authorized capital stock of the Company currently consists of (i) 200,000,000 shares of Common Stock, par value $.01 per share, of which approximately 43,903,153 shares were issued and outstanding as of March 18, 1996 and (ii) 20,000,000 shares of Preferred Stock, par value $.01 per share, of which no shares were issued and outstanding as of the date of this Prospectus.


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

COMMON STOCK

      Each share of Common Stock is subject to all rights, privileges, preferences and priorities of any class of preferred stock of the Company. Each share of Common Stock has an equal and ratable right to receive dividends as and when declared by the Board of Directors out of any funds of the corporation legally available for the payment thereof. The Company currently has no intention to pay dividends on the shares of Common Stock in the foreseeable future.

     In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share equally and ratably in the assets available for distribution after payment of all liabilities, including any liquidation preferences payable to the holders of Preferred Stock that may at the time be outstanding.

     Each share of Common Stock is entitled to one vote in the election of directors and on all other matters submitted to a vote of shareholders. Holders of Common Stock have no right to cumulate their vote in the election of directors.

     American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005, acts as the transfer agent and registrar of the Common Stock.

PREFERRED STOCK

     The Preferred Stock may be divided into and issued in one or more series, each series to be so designated as to distinguish the shares thereof from the shares of all other series and classes. The Board of Directors is vested with the authority to establish and designate such series from time to time, and within the limitations prescribed by law or set forth in the Company's Restated Articles of Incorporation, to fix and determine the number, preferences, limitations and relative rights, including voting rights, of the authorized shares within each such series; provided, however, that the Board of Directors may not decrease the number of shares within a series below the number of shares within such series that is then issued. The Board of Directors shall exercise such authority by the adoption of a resolution or resolutions as prescribed by law.

     The terms of any series of Preferred Stock may be amended without the consent of the holders of any other series of Preferred Stock or of any class of junior stock, provided such amendment does not adversely affect the holders of such other series of Preferred Stock or any class of junior stock. Shares of any class of Preferred Stock which have been issued and reacquired in any manner and are not held as treasury shares, including shares redeemed by purchase (whether through the operations of a retirement or sinking fund or otherwise), will have the status of authorized and unissued Preferred Stock and may be reissued as a part of the series of which they were originally a part or may be reclassified into and reissued as part of a new series.

     Issuance of Preferred Stock could involve dilution of the equity of the holders of Common Stock and restrictions on the rights of such holders to receive dividends or other distributions.

VOTING

     The Company's Restated Articles of Incorporation provide that (i) action may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall have been signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting of the shareholders, and (ii) the vote required to approve a merger, share exchange, certain sales of assets, charter amendment or dissolution involving the Company shall be a majority of each outstanding class of capital stock entitled to vote thereon.

NO PREEMPTIVE RIGHTS

     No holder of shares of the Company, including shares of Common Stock, shall have any preemptive right or other right to purchase or subscribe for or receive any shares of any class, or series thereof, of stock of the Company, whether now or hereafter authorized, or any warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock.

FOREIGN OWNERSHIP

     The Restated Articles of Incorporation of the Company contain provisions limiting foreign ownership of the capital stock of the Company.
These provisions are intended to protect the Company's ability to continue to own its rigs as U.S. flag vessels. Having a rig designated as a U.S. flag vessel is desirable because, among other things, certain types of financings are available only for U.S. flag vessels. The Shipping Act of 1916, as amended (the "Shipping Act"), prohibits the transfer of a U.S. flag vessel or any interest therein, without the consent of the United States Maritime Administration, to a person who is not a citizen of the United States. The penalties for violation of this provision include forfeiture of the vessel. A corporation is not considered a U.S. citizen for these purposes unless, among other things, the controlling interest therein is owned by citizens of the United States. Thus, a transfer of Common Stock which would result in more than 50% of the outstanding Common Stock being held by non-U.S. citizens could constitute a transfer of the rigs in violation of the Shipping Act. Under the provisions of the Company's Restated Articles of Incorporation, (i) shares of any class of capital stock of the Company are not issuable to and are not registrable upon transfer in the name of any person who cannot demonstrate to the satisfaction of the Company that such person is a United States citizen (as defined for purposes of the Shipping Act and hereinafter referred to as "U.S. citizens") and is not holding such shares for the account or benefit of any non-U.S. citizen, if as a result of such issuance or registration of transfer the percentage of such class owned by non-U.S. citizens would exceed a fixed percentage (the "Permitted Percentage"), which is equal to 2% less than the percentage that would prevent the Company from being a U.S. citizen (currently 50%, thus resulting in a Permitted Percentage of 48%), and any such transfer shall be void and ineffective as against the Company, and (ii) if at any time non-U.S. ownership of any such class (either record or beneficial) exceeds the Permitted Percentage, the Company may withhold payment of dividends on such shares deemed to be in excess of the Permitted Percentage and may suspend the voting rights of such shares.

     Certificates representing the capital stock of the Company bear legends concerning the restrictions on non-U.S. ownership. In addition, the Board of Directors is authorized to adopt a bylaw provision for the establishment of a dual stock certificate system under which different forms of certificates may be used to indicate whether or not the owner thereof is a U.S. citizen. To date, the Board of Directors has not deemed it necessary to adopt such a system.

     The restrictions imposed by the Company's Restated Articles of Incorporation may at times preclude U.S. citizens from transferring their shares of Common Stock to non-U.S. citizens. This may restrict the available market for resales of shares of Common Stock and for the issuance of shares by the Company.

                                LEGAL MATTERS

     The legality of the shares of Common Stock offered hereby will be passed upon for the Company by Vinson & Elkins L.L.P., Houston, Texas.


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

                                   EXPERTS

     The consolidated financial statements and schedules of the Company included in the Company's Annual Report on Form 10-K as of December 31, 1995 and 1994, and for each of the years in the three-year period then ended have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as set forth in their report therein, and are incorporated herein by reference. Such consolidated financial statements and schedules are incorporated herein by reference in reliance upon the authority of such firm as experts in accounting and auditing.



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